Exhibit 2.2

EXECUTION COPY

AMENDMENT (the “Amendment”), dated as of February 14, 2002, to the Purchase Agreement dated as of February 8, 2002 (the “Purchase Agreement”), between Bristol-Myers Squibb Company, a Delaware corporation (“Seller”), and Deltagen, Inc., a Delaware corporation (“Buyer”).

WHEREAS Buyer and Seller desire to amend the Purchase Agreement as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Purchase Agreement.

SECTION 2. Closing. (a) The first sentence of Section 2.01(a) of the Purchase Agreement is hereby deleted in its entirety and amended and restated as follows:

“The closing (the “Closing”) of the purchase and sale of the Units shall be held at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York, at 12:01 a.m. on February 16, 2002, or, if the conditions to the Closing set forth in Article III shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied.”

(b) The reference to “February 14, 2002” in the second sentence of Section 8.04 of the Purchase Agreement is hereby deleted and replaced with “February 16, 2002”.

SECTION 3. Oracle. Section 4.11(5)(c) of the Seller Disclosure Schedule is hereby deleted in its entirety and amended and restated as set forth on Schedule A to this Amendment.

SECTION 4. LLC Assignment. Section 2.01(c)(v) of the Purchase Agreement is hereby deleted and amended and restated in its entirety as follows:

“(v) the LLC Assignment, duly executed by ERSquibb;”.

SECTION 5. No Further Amendment. Except as otherwise provided herein, the Purchase Agreement shall remain unchanged and in full force and effect.

SECTION 6. Effect of Amendment. From and after the execution of this Amendment by the parties hereto, any reference to the Purchase Agreement, including pursuant to such terms as “hereof,” “herein,” “hereunder,” “hereby,” and words of similar import and “this Agreement,” shall be deemed a reference to the Purchase Agreement, as amended by this Amendment; provided, that any reference to the date of the Purchase Agreement, as amended hereby, shall in all instances remain as of February 8, 2002 and references to “the date hereof” and “the date of this Agreement,” and phrases of similar import, shall in all instances be and continue to refer to February 8, 2002 and not the date of this Amendment.

SECTION 7. Miscellaneous. The provisions of Section 15 of the Purchase Agreement are incorporated herein

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by reference, mutatis mutandis, as if set forth in full herein except that the term “Agreement” therein shall be deemed to refer to this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

BR	ISTOL-MYERS SQUIBB COMPANY

by /s/ Robert E. Ewers, Jr.

Name: Robert E. Ewers, Jr. Title: Vice President

DE	LTAGEN, INC.,

by /s/ Richard H. Hawkins

Name: Richard H. Hawkins Title: Chief Financial Officer

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